PROSPECTUS SUPPLEMENT DATED NOVEMBER 9, 1998

(TO PROSPECTUS DATED SEPTEMBER 3, 1998)

                               US $1,000,000,000

                                     [LOGO]

                        TOYOTA MOTOR CREDIT CORPORATION

                             5.625% NOTES DUE 2003

                             ---------------------

      Interest payable on May 13 and November 13, commencing May 13, 1999.

                            ------------------------

   Toyota Motor Credit Corporation ("TMCC") may not redeem the Notes prior to maturity.

An application will be made to list the Notes on the Luxembourg Stock Exchange.

                            ------------------------

               ISSUE PRICE 99.837% AND ACCRUED INTEREST, IF ANY.

                            ------------------------

                                                                        UNDERWRITING
                                                                        DISCOUNTS AND
                                                PRICE TO PUBLIC          COMMISSIONS         PROCEEDS TO TMCC
                                             ----------------------  -------------------  ----------------------

Per Note...................................         99.837%                 0.30%                99.537%
Total......................................     US $998,370,000         US $3,000,000        US $995,370,000

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The Underwriters expect to deliver the Notes through the facilities of The Depository Trust Company, the Euroclear System and Cedel Bank, societe anonyme, to purchasers on November 13, 1998.

                            ------------------------

                           THE JOINT BOOKRUNNERS ARE:

MORGAN STANLEY DEAN WITTER                                   WARBURG DILLON READ
                               ------------------

NOMURA SECURITIES                                           SALOMON SMITH BARNEY
BARCLAYS CAPITAL                                        BEAR, STEARNS & CO. INC.
CREDIT SUISSE FIRST BOSTON                                  GOLDMAN, SACHS & CO.
ING BARINGS BBL                                                J.P. MORGAN & CO.
LEHMAN BROTHERS                                      MERRILL LYNCH INTERNATIONAL
PARIBAS

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
                  PROSPECTUS SUPPLEMENT
Statement Regarding Forward-Looking
  Statements...................................  S-2
Incorporation of Certain Documents by
  Reference....................................  S-3
Selected Financial Information.................  S-4
Capitalization.................................  S-6
Description of the Notes.......................  S-7
Same-Day Settlement and Payment................  S-11
Underwriting...................................  S-12
Listing and General Information................  S-14
Annex I -- Global Clearance, Settlement and Tax
  Documentation Procedures.....................  S-15

                                                   PAGE
                                                 ---------

                        PROSPECTUS
Available Information..........................  2
Incorporation of Certain Documents by
  Reference....................................  2
Toyota Motor Credit Corporation................  3
Use of Proceeds................................  3
Description of Debt Securities.................  3
Ratio of Earnings to Fixed Charges.............  8
Plan of Distribution...........................  9
Legal Matters..................................  9
Experts........................................  9

    This document does not constitute an offer or invitation by or on behalf of Toyota Motor Credit Corporation ("TMCC") or by any of the Underwriters (see "Underwriting" for a listing thereof) to purchase any of the Notes. The distribution of this Prospectus Supplement and the accompanying Prospectus and the offer or sale of the Notes in certain jurisdictions may be restricted by law; persons into whose possession this Prospectus Supplement and the accompanying Prospectus come are required by the Underwriters and TMCC to inform themselves about and to observe any such restrictions. For a description of certain restrictions on offers and sales of the Notes and on distribution of this Prospectus Supplement and the accompanying Prospectus, see "Underwriting".

    You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. TMCC has not authorized anyone to make any representation in connection with the Notes or to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. TMCC is offering to sell the Notes, and seeking offers to buy the Notes, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement and the accompanying Prospectus or any sales of the Notes.

    TMCC, having made all reasonable inquiries, confirms that this Prospectus Supplement and the accompanying Prospectus are true and accurate in all material respects and are not misleading, that the opinions and intentions expressed herein are honestly held and that there are no other facts the omission of which make this Prospectus Supplement or the accompanying Prospectus, including any information incorporated by reference herein, as a whole, or any of such information or the expression of any such opinions or intentions misleading. TMCC accepts responsibility accordingly.

                 STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus Supplement and the accompanying Prospectus and the documents incorporated by reference herein contain certain forward-looking statements, as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to future events and the financial performance of TMCC. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    TMCC's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997, March 31, 1998 and June 30, 1998 are incorporated in and made a part of this Prospectus Supplement. All documents filed by TMCC with the United States Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. A statement contained herein, in the accompanying Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein, in the accompanying Prospectus or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

    TMCC WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS SUPPLEMENT IS DELIVERED, ON THE REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROSPECTUS SUPPLEMENT INCORPORATES). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO TOYOTA MOTOR CREDIT CORPORATION, 19001 SOUTH WESTERN AVENUE, TORRANCE, CALIFORNIA 90509, ATTENTION: TREASURY, TELEPHONE NUMBER (310) 787-1310.

                         SELECTED FINANCIAL INFORMATION

    The following selected financial data for the five years ended September 30, 1997 has been derived from financial statements examined by PricewaterhouseCoopers LLP, independent accountants, included in the Annual Reports of TMCC on Form 10-K for the years ended September 30, 1997, 1996, 1995, 1994 and 1993. TMCC's selected financial data for the nine months ended June 30, 1998 and 1997 has been derived from TMCC's unaudited financial statements included in the Quarterly Report of TMCC on Form 10-Q for the quarter ended June 30, 1998 which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the data for the interim periods presented. The information for the nine months ended June 30, 1998 is not necessarily indicative of the results that may be expected for the full fiscal year or any other interim period. The Annual Report on Form 10-K for the year ended September 30, 1997 and the Quarterly Report for the quarter ended June 30, 1998 referred to above are among the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following information should be read in conjunction with the financial statements of TMCC contained in such documents. See "Incorporation of Certain Documents by Reference".

                                                      NINE MONTHS
                                                     ENDED JUNE 30                    YEARS ENDED SEPTEMBER 30,
                                                  --------------------  -----------------------------------------------------
                                                    1998       1997       1997       1996       1995       1994       1993
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (UNAUDITED)                    (U.S. DOLLARS IN MILLIONS)
                                                     (U.S. DOLLARS
                                                      IN MILLIONS)
INCOME STATEMENT DATA
FINANCING REVENUES:
  Leasing.......................................  $   1,943  $   2,074  $   2,739  $   2,454  $   1,902  $   1,230  $     751
  Retail financing..............................        394        328        446        415        431        413        468
  Wholesale and other dealer financing..........         73         68         89        109        121         86         80
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total financing revenues......................      2,410      2,470      3,274      2,978      2,454      1,729      1,299
  Depreciation on operating leases..............      1,261      1,354      1,790      1,626      1,230        735        385
  Interest expense..............................        722        680        918        820        716        486        454
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net financing revenues........................        427        436        566        532        508        508        460
  Other revenues................................        130        118        176        136        113         95         80
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net financing revenues and other revenues.....        557        554        742        668        621        603        540
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
EXPENSES:
  Operating and administrative..................        278        232        323        293        255        232        225
  Provision for credit losses...................        108        101        136        115         66         78         60
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total expenses..............................        386        333        459        408        321        310        285
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes....................        171        221        283        260        300        293        255
  Provision for income taxes....................         72         92        121        108        117        118         97
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net Income..................................  $      99  $     129  $     162  $     152  $     183  $     175  $     158
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA
Investments in operating leases, net............  $   9,775  $  10,437  $  10,257  $  10,831  $   8,148  $   6,215  $   3,050
Finance receivables, net........................     11,390      8,856      8,452      7,474      7,227      7,834      7,226
Total assets....................................     22,370     20,174     19,830     19,309     16,225     14,791     11,179
Notes and loans payable.........................     16,932     15,236     14,745     15,014     12,696     11,833      8,833
Capital stock (1)...............................        915        915        915        915        865        865        680
Retained earnings(2)............................      1,258      1,126      1,159        997        844        662        487

RATIO OF EARNINGS TO FIXED CHARGES(3)...........      1.24x      1.32x      1.31x      1.32x      1.42x      1.60x      1.56x

(FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

------------------------------

(1) $10,000 par value per share.

(2) TMCC has not paid any dividends to date.

(3) The ratio of earnings to fixed charges was computed by dividing (i) the sum of income before income taxes and fixed charges by (ii) fixed charges. Fixed charges consist primarily of interest expense net of the effect of noninterest-bearing advances. The ratio of earnings to fixed charges for TMCC's parent, Toyota Motor Sales, U.S.A., Inc., and subsidiaries was 1.92, 1.49, 1.74, 1.90 and 2.07 for the years ended September 30, 1997, 1996,
    1995, 1994 and 1993, respectively. TMCC has guaranteed payments of principal and interest on $118 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates. The latest maturity date of such guaranteed bonds is June 2028. As of June 30, 1998, TMCC had incurred no fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of TMCC at June 30, 1998:

                                                                                         BALANCE AT    BALANCE AS
                                                                                        JUNE 30, 1998  ADJUSTED(3)
                                                                                        -------------  -----------
                                                                                               (UNAUDITED)
                                                                                        (U.S. DOLLARS IN MILLIONS)
DEBT:(1)
  Notes and loans payable within one year, net(2).....................................   $     4,427    $   5,042
  Notes and loans payable after one year, net.........................................        13,508       15,053
                                                                                        -------------  -----------
TOTAL DEBT............................................................................        17,935       20,095
                                                                                        -------------  -----------
SHAREHOLDER'S EQUITY:
  Capital stock, U.S. $10,000 par value (100,000 shares authorized; 91,500 issued and
    outstanding at June 30, 1998 and as adjusted)                                                915          915
  Retained earnings...................................................................         1,258        1,258
  Net unrealized gains on marketable securities.......................................            14           14
                                                                                        -------------  -----------
  TOTAL SHAREHOLDER'S EQUITY..........................................................         2,187        2,187
                                                                                        -------------  -----------
TOTAL CAPITALIZATION..................................................................   $    20,122    $  22,282
                                                                                        -------------  -----------
                                                                                        -------------  -----------

------------------------

(1) Amounts are quoted in U.S. dollars and include the effect of separate cross currency interest rate swap agreements effectively converting foreign currency notes into fixed U.S. dollar obligations at the respective cross currency interest rate swap agreement contract rates. See Note 4 of TMCC's June 30, 1998 Quarterly Report on Form 10-Q incorporated by reference into this Prospectus Supplement.

(2) Includes debt maturing within one year of June 30, 1998 and commercial paper.

(3) As adjusted to give effect to (i) the issuance of medium-term notes totaling U.S. $1,897,979,000 during the period July 1, 1998 through October 31, 1998,
    (ii) the maturity and repurchase of medium-term notes and bonds totaling U.S. $1,217,154,000 during the period July 1, 1998 through October 31, 1998,
    (iii) the issuance of floating rate demand notes totaling U.S. $31,335,000 during the period July 1, 1998 through October 31, 1998, (iv) the maturity of floating rate demand notes totaling U.S. $37,351,000 during the period July 1, 1998 through October 31, 1998, (v) the net increase of commercial paper totaling U.S. $485,584,000 during the period July 1, 1998 through October 31, 1998, and (vi) the Notes offered hereby.

                            DESCRIPTION OF THE NOTES

    The Notes will be issued as a series of debt securities under an Indenture, dated as of August 1, 1991, as amended by the First Supplemental Indenture, dated as of October 1, 1991 (the "Indenture"), between TMCC, The Chase Manhattan Bank and Bankers Trust Company. The Chase Manhattan Bank will act as trustee with respect to the Notes (the "Trustee"). The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture or the Notes, as the case may be.

GENERAL

    The Notes will be limited to US $1,000,000,000 aggregate principal amount and will mature on November 13, 2003. The Notes will bear interest from November 13, 1998 at the rate shown on the front cover of this Prospectus Supplement, payable semiannually on May 13 and November 13 in each year, beginning on May 13, 1999, to Holders of record on the preceding April 28 and October 29, respectively. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

    The Notes will not be subject to redemption before maturity, by a sinking fund or otherwise.

    The Notes will be issued in denominations of US $1,000 and integral multiples thereof.

PRESCRIPTION

    In the event that any money for the payment of principal or interest in respect of any Notes remains unclaimed for one year after such principal or interest has become due and payable, then such amounts shall be paid to TMCC and all liability of the Trustee or any paying agent shall cease and any holder of such Notes shall look only to TMCC for payment thereof; provided however, that the Trustee or the paying agent shall cause a notice to be published and specify a date upon which such principal or interest may be claimed prior to any repayment to TMCC.

GLOBAL NOTES, DELIVERY AND FORM

    Upon issuance, all Notes will be represented by one or more fully registered global securities (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as Depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    So long as DTC, or its nominee, is a registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, the actual owners of the Notes represented by a Global Note (each a "Beneficial Owner") will not be entitled to have the Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form, except as described below, and will not be considered the owners or Holders thereof under the Indenture, including for purposes of receiving any reports delivered by TMCC or the Trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant of DTC (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. TMCC understands that under existing industry practices, in the event that TMCC requests any action of Holders or that an owner of a beneficial interest in such a Global

Note desires to give or take any action which a Holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

    If (x) the Depositary is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by TMCC within 60 days, (y) TMCC executes and delivers to the Trustee a Company Order to the effect that the Global Notes shall be exchangeable for Notes in definitive form ("Definitive Notes") or (z) an Event of Default has occurred and is continuing with respect to the Notes, the Global Notes will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of US $1,000 and integral multiples thereof. Such Definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Notes.

    The following is based on information furnished by DTC:

    DTC will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Notes will be issued for the Notes in the aggregate principal amount of such issue, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the United States Securities and Exchange Commission.

    Purchases of Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except as provided above.

    To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the Notes to their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to TMCC as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    So long as DTC, or its nominee, is a registered owner of the Global Notes, principal and interest payments on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of DTC, the Trustee or TMCC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of TMCC or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to TMCC or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates are required to be printed and delivered.

    TMCC may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered.

    DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within an appropriate time frame.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware and third party vendors on whom DTC relies for information and the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

    According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

    Cedel Bank, societe anonyme ("Cedel Bank") is incorporated under the laws of Luxembourg as a professional depository. Cedel Bank holds securities for its participating organizations ("Cedel Bank Participants") and facilitates the clearance and settlement of securities transactions between Cedel Bank Participants through electronic book-entry changes in accounts of Cedel Bank Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Cedel Bank in any of 28 currencies, including United States dollars. Cedel Bank provides to Cedel Bank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depository, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Bank Participants are recognized financial institutions around the world including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include any underwriters, agents or dealers with respect to any Notes offered hereby. Indirect access to Cedel Bank is also available to others, such as banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Bank Participant, either directly or indirectly.

    The Euroclear System ("Euroclear") was created in 1968 to hold securities for participants of the Euroclear System ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the "Euroclear Operator"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any underwriters, agents or dealers with respect to any Notes offered hereby. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member Bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to Notes held through Cedel Bank or Euroclear will be credited to the cash accounts of Cedel Bank Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Such distributions will be subject to tax withholding in accordance with relevant United States tax laws and regulations. See "Annex I -- Global Clearance, Settlement and Tax Documentation Procedures". Cedel Bank or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a Holder of Notes on behalf of a Cedel Bank Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf through DTC.

    Although DTC, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

                        SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest on the Notes will be made by TMCC in immediately available funds so long as the Notes are maintained in book-entry form.

                                  UNDERWRITING

    Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated November 9, 1998 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), have severally agreed to purchase, and TMCC has agreed to sell to them, severally, the respective principal amount of Notes set forth opposite their respective names below:

                                                                        PRINCIPAL AMOUNT OF
NAME                                                                           NOTES
--------------------------------------------------------------------  ------------------------
Morgan Stanley & Co. International Limited..........................   US $       435,000,000
Warburg, Dillon Read, a division of UBS AG..........................              435,000,000
Nomura International plc............................................               20,000,000
Salomon Smith Barney Inc............................................               20,000,000
Barclays Bank plc...................................................               10,000,000
Bear, Stearns & Co. Inc.............................................               10,000,000
Credit Suisse First Boston (Europe) Limited.........................               10,000,000
Goldman, Sachs & Co.................................................               10,000,000
Banque Bruxelles Lambert S.A........................................               10,000,000
J.P. Morgan Securities Inc. ........................................               10,000,000
Lehman Brothers International (Europe)..............................               10,000,000
Merrill Lynch International.........................................               10,000,000
Paribas.............................................................               10,000,000
                                                                      ------------------------
    Total...........................................................   US $     1,000,000,000
                                                                      ------------------------
                                                                      ------------------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

    The initial public offering price of the Notes and the underwriting discounts and commissions are set forth below:

                                                        UNDERWRITING
                                                         DISCOUNTS            PROCEEDS TO
                                 PRICE TO PUBLIC      AND COMMISSIONS            TMCC
                               -------------------  --------------------  -------------------
Per Note.....................        99.837%               0.30%                99.537%
    Total....................  US $    998,370,000    US $   3,000,000    US $    995,370,000

    The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.15% of the principal amount of Notes to certain other dealers. After the initial public offering of the Notes, the public offering price and other selling terms may from time to time be varied by the Underwriters.

    TMCC estimates expenses of US $300,000 associated with the offering of the Notes.

    Application will be made for listing the Notes on the Luxembourg Stock Exchange.

    In order to facilitate the offering of the Notes, Warburg Dillon Read, a division of UBS AG, or its affiliates ("Warburg Dillon Read") and Morgan Stanley & Co. International Limited, or its affiliates ("Morgan Stanley") may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, Warburg Dillon Read and Morgan Stanley may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, Warburg Dillon Read and Morgan Stanley may bid for, and purchase Notes in the open market. Finally, Warburg Dillon Read and Morgan Stanley may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if Warburg Dillon Read or Morgan Stanley repurchases previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. Neither Warburg Dillon Read nor Morgan Stanley is required to engage in these activities, and either or both may end any of these activities at any time.

    Neither TMCC nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither TMCC nor the Underwriters makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

    TMCC has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in respect thereof.

    Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, TMCC and affiliates of TMCC in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with TMCC and affiliates of TMCC.

    The Notes will not have an established trading market when issued. There can be no assurance of a secondary market for the Notes or the continued liquidity of such market if one develops. It is not anticipated that the Notes will be listed on any securities exchange other than the Luxembourg Stock Exchange.

    Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this Prospectus Supplement or the accompanying Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and in a manner that will not impose any obligations on TMCC except as set forth in the Underwriting Agreement.

    In particular, each Underwriter has represented and agreed that:

    (i) in relation to the Notes, it has not offered or sold and, prior to the expiry of the period of six months from the issue date of such Notes, will not offer or sell any such Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 of the United Kingdom with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom; and

    (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of any of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

                        LISTING AND GENERAL INFORMATION

LISTING

    Application will be made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Articles of Incorporation and the Bylaws of TMCC and a legal notice relating to the issuance of the Notes (the "Listing Notice") will be deposited prior to listing with the Registrar of the District Court of Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG), where such documents will be available for inspection and where copies thereof may be obtained upon request. Banque Internationale a Luxembourg (the "Luxembourg Listing Agent") will act as intermediary between the Luxembourg Stock Exchange and TMCC and the holders of the Notes.

    So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notices to all holders of Notes shall also be published in a leading daily newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT). In addition, if Definitive Notes are issued, such notices will be mailed to the addresses of holders thereof as they appear in the register maintained by the Trustee prior to such mailing. Such notices will be deemed to have been given on the date of such publication or mailing.

    The Notes have been assigned Euroclear and Cedel Bank Common Code No. 9238999, International Security Identification Number (ISIN) US 892 332 AG27 and CUSIP No. 892 332 AG2.

PAYING AGENT

    Chase Manhattan Bank Luxembourg S.A., 5 Rue Plaetis, L-2338, Luxembourg (the "Luxembourg Paying Agent"), has been appointed to act, in the event Definitive Notes are issued, as paying agent in Luxembourg in relation to such Definitive Notes. In such event, TMCC will maintain a paying agent in relation to such Definitive Notes in Luxembourg for so long as any such Notes are listed on the Luxembourg Stock Exchange. Payments in respect of any Definitive Notes may be made at the offices of the Luxembourg Paying Agent.

AUTHORIZATION

    The issue of the Notes was authorized by a resolution dated August 3, 1998 of the Executive Committee of the Board of Directors of TMCC.

DOCUMENTS AVAILABLE FOR COLLECTION AND INSPECTION

    For so long as any Notes remain outstanding, copies of TMCC's Articles of Incorporation and Bylaws, TMCC's most recent annual report and quarterly interim reports and any other report filed by TMCC with the United States Securities and Exchange Commission will be available for collection without charge from, and copies of the Underwriting Agreement and the Indenture will be available for inspection at, the offices of each of the Luxembourg Paying Agent, the Luxembourg Listing Agent and the principal office of TMCC, in each case as listed on the back cover of this Prospectus Supplement. Additionally, for so long as any Notes remain outstanding, copies of the Listing Notice, this Prospectus Supplement and the accompanying Prospectus will also be available for inspection at the office of the Luxembourg Listing Agent.

LITIGATION

    Neither TMCC nor any of its subsidiaries are involved in, nor are there any, legal or arbitration proceedings pending or threatened of which TMCC is aware, which may have or have had during the 12 months prior to the date hereof a material effect on the financial position of TMCC and its subsidiaries on a consolidated basis.

MATERIAL CHANGE

    There has been no material change in the financial position or operation of TMCC and its subsidiaries considered as a whole since September 30, 1997, except as disclosed in TMCC's Quarterly Reports on Form 10-Q incorporated by reference in this Prospectus Supplement.

                                    ANNEX 1
         GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

    Except in certain circumstances, the globally offered Notes (the "Global Securities") will be available only in book-entry form. Investors in Global Securities may hold such Global Securities through DTC, Cedel Bank or Euroclear. The Global Securities will be tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

    Secondary market trading between investors holding Global Securities through Cedel Bank and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e. seven calendar day settlement). Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations. Secondary cross-market trading between Cedel Bank or Euroclear and DTC Participants holding securities will be effected on a delivery-against-payment basis through Relevant Depositories of Cedel Bank and Euroclear (in such capacity) and as DTC Participants.

    Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

    All Global Securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, Cedel Bank and Euroclear will hold positions on behalf of their participants through the Depositories, which in turn will hold such positions in accounts as DTC Participants.

    Investors electing to hold their Global Securities through DTC will follow DTC settlement practice. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date. Investors electing to hold their Global Securities through Cedel Bank or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

    Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

    TRADING BETWEEN DTC PARTICIPANTS. Secondary market trading between DTC Participants will be settled using the procedures applicable to prior corporate debt securities issues in same-day funds.

    TRADING BETWEEN CEDEL BANK AND/OR EUROCLEAR PARTICIPANTS. Secondary market trading between Cedel Bank Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

    TRADING BETWEEN DTC SELLER AND CEDEL BANK OR EUROCLEAR PARTICIPANTS. When Global Securities are to be transferred from the account of a DTC Participant to the account of a Cedel Bank Participant or a Euroclear Participant, the purchaser will send instructions to Cedel Bank or Euroclear through a Cedel Bank Participant or Euroclear Participant at least one business day prior to settlement. Cedel Bank or

Euroclear will instruct the respective Depository, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of actual number of days in such accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depository to the DTC Participant's account against delivery of the Global Securities. After settlement has been completed the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Cedel Bank Participant's or Euroclear Participant's account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Cedel Bank or Euroclear cash debt will be valued instead as of the actual settlement date.

    Cedel Bank Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement either from cash on hand or existing lines of credit, as they would for any settlement occurring within Cedel Bank or Euroclear. Under this approach, they may take on credit exposure to Cedel Bank or Euroclear until the Global Securities are credited to their accounts one day later.

    As an alternative, if Cedel Bank or Euroclear has extended a line of credit to them, Cedel Bank Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Cedel Bank Participants or Euroclear Participants, purchasing Global Securities would incur overdraft charges for one day, assuming they clear the overdraft when the Global Securities are credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Cedel Bank Participant's or Euroclear Participant's particular cost of funds.

    Since the settlement is taking place during New York business hours, DTC Participants can employ their usual procedures for sending Global Securities to the respective European Depository for the benefit of Cedel Bank Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participants a cross-market transaction will settle no differently than a trade between two DTC Participants.

    TRADING BETWEEN CEDEL BANK OR EUROCLEAR SELLER AND DTC PURCHASER. Due to time zone differences in their favor, Cedel Bank Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred by the respective clearing system, through the respective Depository, to a DTC Participant. The seller will send instructions to Cedel Bank or Euroclear through a Cedel Bank Participant or Euroclear Participant at least one business day prior to settlement. In these cases, Cedel Bank or Euroclear will instruct the Relevant Depository, as appropriate, to deliver the Global Securities to the DTC Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date on the basis of the actual number of days in such accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Cedel Bank Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Cedel Bank Participant's or Euroclear Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Cedel Bank Participant or Euroclear Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails) receipt of the cash proceeds in the Cedel Bank Participant's or Euroclear Participant's account would instead be valued as of the actual settlement date.

    Finally, day traders that use Cedel Bank or Euroclear and that purchase Global Securities from DTC Participants for delivery to Cedel Bank Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

    (a) borrowing through Cedel Bank or Euroclear for one day (until the purchase side of the day trade is reflected in their Cedel Bank or Euroclear accounts) in accordance with the clearing system's customary procedures;

    (b) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their Cedel Bank or Euroclear account in order to settle the sale side of the trade; or

    (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Cedel Bank Participant or Euroclear Participant.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

    A beneficial owner of Global Securities holding securities through Cedel Bank or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

    EXEMPTION FOR NON-U.S. PERSONS (FORM W-8). Beneficial owners of Global Securities that are Non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8 (Certificate of Foreign Status). If the information shown on Form W-8 changes, a new Form W-8 must be filed within 30 days of such change.

    EXEMPTION FOR NON-U.S. PERSONS WITH EFFECTIVELY CONNECTED INCOME (FORM
4224). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

    EXEMPTION OR REDUCED RATE FOR NON-U.S. PERSONS RESIDENT IN TREATY COUNTRIES (FORM 1001). Non-U.S. Persons residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form 1001 (Ownership, Exemption or Reduced Rate Certificate). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively files Form W-8. Form 1001 may be filed by the Certificate Owners or their agents.

    EXEMPTION FOR U.S. PERSONS (FORM W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer's Request for Taxpayer Identification Number and Certification).

    U.S. FEDERAL INCOME TAX REPORTING PROCEDURE. The Certificate Owner of a Global Security or, in the case of a Form 1001 or a Form 4224 filer, his agent, files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8 and Form 1001 are effective for three calendar years, and Form 4224 is effective for one calendar year.

    As used in the foregoing discussion, the term "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate that is subject to United States federal income tax, regardless of the source of its income or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States fiduciaries have the authority to control all substantial decisions of the Trust. The term "non-U.S. Person" means any person who is not a U.S. Person. This summary does not deal with all aspects of U.S. federal income tax withholding that may be relevant to foreign holders of Global Securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of Global Securities.

PROSPECTUS

                                     [LOGO]

                        TOYOTA MOTOR CREDIT CORPORATION

                                DEBT SECURITIES

                               ------------------

    Toyota Motor Credit Corporation ("TMCC") may offer from time to time its senior unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"), in an aggregate principal amount of not more than $5,031,395,000 (the initial offering price of Debt Securities sold at a discount to face will be used for purposes of the limitation and the face amount of Debt Securities sold at a premium to face will be used for purposes of the limitation) or, if applicable, the equivalent thereof in any other currency or currencies. The Debt Securities may be offered as a single series or as two or more separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in a Prospectus Supplement or Prospectus Supplements.

    The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, the initial public offering price, the proceeds to TMCC and any other specific terms in connection with the offering and sale of such series will be set forth in a Prospectus Supplement or Prospectus Supplements. As used herein, Debt Securities shall include debt securities denominated in United States dollars or, at the option of TMCC if so specified in an applicable Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index.

    The Debt Securities may be sold directly by TMCC, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of TMCC or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. The net proceeds to TMCC from such sale also will be set forth in the applicable Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                          TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 3, 1998.

    THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT HERETO.

                             AVAILABLE INFORMATION

    TMCC is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Room of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citibank Center, Suite 1800, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. Copies of such reports and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which an issue of TMCC's debt securities is listed. Electronic filings made through the Electronic Gathering Analysis and Retrieval System are publicly available through the Commission's website at http://www.sec.gov.

    TMCC has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and the accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    TMCC's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997, March 31, 1998 and June 30, 1998 are incorporated in and made a part of this Prospectus. All documents filed by TMCC with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. A statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    TMCC WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROSPECTUS INCORPORATES). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO TOYOTA MOTOR CREDIT CORPORATION, 19001 SOUTH WESTERN AVENUE, TORRANCE, CALIFORNIA 90509, ATTENTION: TREASURY, TELEPHONE NUMBER (310) 787-1310.

                        TOYOTA MOTOR CREDIT CORPORATION

    TMCC provides retail leasing, retail and wholesale financing and certain other financial services to authorized Toyota and Lexus vehicle and Toyota industrial equipment dealers and their customers in the United States (excluding Hawaii) and the Commonwealth of Puerto Rico. TMCC is a wholly owned subsidiary of Toyota Motor Sales, U.S.A., Inc. ("TMS"). TMS is primarily engaged in the wholesale distribution of automobiles, light trucks, industrial equipment and related replacement parts and accessories throughout the United States (excluding Hawaii). Substantially all of TMS' products are either manufactured by its affiliates or are purchased from Toyota Motor Corporation ("TMC"), the indirect parent of TMS, or TMC's affiliates. TMCC and its subsidiaries are collectively referred to herein as the "Company."

    TMCC was incorporated in California on October 4, 1982, and commenced operations in May 1983. TMCC's principal executive offices are located in the TMS headquarters complex at 19001 South Western Avenue, Torrance, California 90509, and its telephone number is (310) 787-1310.

                                USE OF PROCEEDS

    Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Debt Securities will be added to TMCC's general funds and will be available for the purchase of earning assets and for the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings or may be invested in short-term securities.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities may be issued from time to time as a single series or in two or more separate series. The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities"), and the extent to which such general provisions may apply to the Offered Debt Securities, will be described in a Prospectus Supplement relating to such Offered Debt Securities.

    The Debt Securities will be issued under an indenture, dated as of August 1, 1991, as amended and supplemented by a first supplemental indenture dated as of October 1, 1991, as such indenture may be further amended from time to time (the "Indenture"), between TMCC and the trustee with respect to one or more series of Debt Securities designated in the applicable Prospectus Supplement or Prospectus Supplements (the "Trustee"). The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and holders of the Debt Securities are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Debt Securities and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

    THE DEBT SECURITIES WILL BE OBLIGATIONS SOLELY OF TMCC AND WILL NOT BE OBLIGATIONS OF, OR DIRECTLY OR INDIRECTLY GUARANTEED BY, TMS, TMC OR ANY OF THEIR AFFILIATES.

GENERAL

    The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by TMCC for each series. As of the date of this Prospectus, TMCC has authorized the issuance under the

Indenture of up to $12,600,000,000 aggregate principal amount of debt securities (the initial offering price of Debt Securities sold at a discount to face is used for purposes of this limitation and the face amount of Debt Securities sold at a premium to face is used for purposes of this limitation) of which approximately $7,568,605,000 aggregate principal amount have previously been issued.

    The Debt Securities will be unsecured general obligations of TMCC and will rank pari passu with all other unsecured and unsubordinated indebtedness of TMCC from time to time outstanding.

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Offered Debt Securities, including: (i) the aggregate principal amount and denominations of such Debt Securities; (ii) the date on which such Debt Securities will mature; (iii) the date or dates on which the principal of such Debt Securities is payable, if other than on maturity, or the method of determination thereof; (iv) the rate or rates per annum (which may be fixed or variable), or the formula for determining such rate or rates, at which such Debt Securities will bear interest, if any; (v) the dates on which such interest, if any, will be payable; (vi) the Place of Payment or transfer with respect to such Debt Securities; (vii) the provisions for redemption or repayment of such Debt Securities, if any, including the redemption and/or repayment price or prices and any remarketing arrangements relating thereto; (viii) the sinking fund requirements or amortization provisions, if any, with respect to such Debt Securities; (ix) whether such Debt Securities are denominated or provide for payment in United States dollars or a foreign currency or units of two or more currencies; (x) the form (registered or bearer or both) in which such Debt Securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Debt Securities in either form; (xi) if TMCC will pay Additional Amounts in respect of Debt Securities held by a person who is not a U.S. person in respect of specified taxes, assessments or other governmental charges, under what circumstances TMCC will pay such Additional Amounts and whether TMCC has the option to redeem the affected Debt Securities rather than pay such Additional Amounts; (xii) whether such Debt Securities will be issued in whole or in part in the form of one or more global securities and, in such case, the Depositary for such global securities; (xiii) the title of such Debt Securities, the series of which such Debt Securities shall be a part and the Trustee with respect to such Debt Securities; and (xiv) any other terms of such Debt Securities. Reference is made to the Prospectus Supplement for the terms of the Debt Securities being offered thereby. The variable terms of the Debt Securities are subject to change from time to time, but no such change will affect any Debt Security already issued or as to which an offer to purchase has been accepted by TMCC.

    The provisions of the Indenture described above provide TMCC with the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, to "reopen" a previous issue or a series of Debt Securities and issue additional Debt Securities of such issue or series.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium and interest, if any, on Debt Securities will be made at the office of such Paying Agent or Paying Agents as TMCC may designate from time to time, except that at the option of TMCC payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee with respect to the Debt Securities of the related series, acting through its Corporate Trust Office, will be designated as TMCC's sole Paying Agent for payments with respect to Debt Securities of such series. TMCC may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that TMCC will be required to maintain a Paying Agent in each Place of Payment for such series. All moneys paid by TMCC to a Paying Agent for the payment of principal of or premium or interest, if any, on any Debt Security which remain unclaimed at the end of one year after such principal, premium or interest shall have become due and payable will be repaid to TMCC, and the Holder of such Debt Security or any coupon will thereafter look only to TMCC for payment thereof.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A global Debt Security may be issued in either registered or bearer form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole by the Depositary for such Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on any such global Debt Security and the material terms of the depositary arrangement with respect to any such global Debt Security.

CERTAIN COVENANTS

    The Debt Securities will not be secured by mortgage, pledge or other lien. TMCC has covenanted in the Indenture not to pledge or otherwise subject to any lien any property or assets of TMCC unless the Debt Securities are secured by such pledge or lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such covenant does not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 5% of Consolidated Net Tangible Assets (as defined below) of TMCC and its consolidated subsidiaries and also does not apply to:

        (a) the pledge of any assets of TMCC to secure any financing by TMCC of the exporting of goods to or between, or the marketing thereof in, countries other than the United States in connection with which TMCC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

        (b) the pledge of receivables payable in currencies other than United States dollars to secure borrowings in countries other than the United States;

        (c) any deposit of assets of TMCC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by TMCC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against TMCC or in favor of any governmental bodies to secure progress, advance or other payments in the ordinary course of TMCC's business;

        (d) any lien or charge on any property of TMCC, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

        (e) any lien in favor of the United States of America or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

        (f) any lien securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debt, if made and continuing in the ordinary course of business;

        (g) any lien to secure non-recourse obligations in connection with TMCC's engaging in leveraged or single-investor lease transactions; and

        (h) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in clauses (a) through (g) above, provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

    "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of TMCC and its consolidated subsidiaries, all as set forth on the most recent balance sheet of TMCC and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States.

SUCCESSOR CORPORATION

    The Indenture provides that TMCC may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided, that in any such case: (i) either TMCC shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States or any state thereof and shall expressly assume, by a supplemental indenture, executed and delivered to each Trustee, in form satisfactory to each Trustee, all of the obligations of TMCC under the Debt Securities and the Indenture; and (ii) TMCC or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such obligation. Subject to certain limitations in the Indenture, a Trustee may receive from TMCC an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

SUPPLEMENTAL INDENTURES

    Supplemental indentures may be entered into by TMCC and the appropriate Trustee with the consent of the Holders of 66 2/3% in principal amount of any series of outstanding Debt Securities, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of each such series affected by such modification or amendment, provided that no supplemental indenture may, among other things, reduce the principal amount of or interest on any Debt Securities, change the maturity date of the principal, the interest payment dates or other terms of payment or reduce the percentage in principal amount of outstanding Debt Securities of any series the consent of whose Holders is necessary to modify or alter the Indenture, without the consent of each Holder of Debt Securities affected thereby. Under certain circumstances, supplemental indentures may also be entered into without the consent of the Holders.

EVENTS OF DEFAULT

    The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events and such other events as may be established for the Debt Securities of a particular series: (i) default in payment of principal on the Debt Securities of such series; (ii) default in payment of any interest on the Debt Securities of such series and continuance of such default for a period of 30 days; (iii) default in the deposit of any sinking fund payment with respect to Debt Securities of such series when and as due; (iv) default in the performance, or breach, of any other covenant or warranty of TMCC in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than such series) continued for 60 days after appropriate notice; and (v) certain events of bankruptcy, insolvency or reorganization. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. If an Event of Default occurs and is continuing, the appropriate Trustee or the Holders of at least 25% in aggregate principal amount of Debt Securities of each series affected thereby may declare the Debt Securities of such series to be due and payable. Any past default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series, except in a case of failure to pay principal of, or premium, if any, or interest on such Debt Securities for which payment had not been subsequently made or a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series. TMCC will be required to file with each Trustee annually an officer's certificate as to the absence of certain defaults. The appropriate Trustee may withhold notice to Holders of any series of Debt Securities of any default with respect to such series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such Holders to do so.

    Subject to the provisions of the Indenture relating to the duties of a Trustee in case an Event of Default shall occur and be continuing, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the Indenture for the indemnification of a Trustee and to certain other limitations, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the appropriate Trustee, or exercising any trust or power conferred on such Trustee with respect to the Debt Securities of such series.

SATISFACTION AND DISCHARGE OF INDENTURE

    The Indenture will be discharged with respect to the Debt Securities of any series upon the satisfaction of certain conditions, including the payment in full of the principal of, and premium, if any, and interest on all of the Debt Securities of such series or the deposit with the appropriate Trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the Indenture.

DEFEASANCE

    TMCC may terminate certain of its obligations under the Indenture with respect to the Debt Securities of any series, including its obligations to comply with the restrictive covenants set forth in the Indenture (see "Certain Covenants") with respect to the Debt Securities of such series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the appropriate Trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the Debt Securities of such series to their maturity in accordance with the terms of the Indenture and the Debt Securities of such series. In such event, the appropriate Trustee will receive an opinion of counsel stating that such deposit and termination will not have any federal income tax consequences to the Holders.

REGARDING THE TRUSTEES

    The Indenture contains certain limitations on the right of a Trustee, should it become a creditor of TMCC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. A Trustee is permitted to engage in other transactions with TMCC; provided, however, that if a Trustee acquires any conflicting interest it must eliminate such conflict or resign.

    The Indenture provides that, in case an Event of Default has occurred and is continuing, a Trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth TMCC's ratio of earnings to fixed charges for the periods shown.

                             NINE MONTHS ENDED
                                 JUNE 30,                            SEPTEMBER 30,
                            -------------------   ----------------------------------------------------
                              1998       1997       1997       1996       1995       1994       1993
                            --------   --------   --------   --------   --------   --------   --------
RATIO OF EARNINGS TO
 FIXED CHARGES(1)........      1.24       1.32       1.31       1.32       1.42       1.60       1.56

------------------------

(1) The ratio of earnings to fixed charges was computed by dividing (i) the sum of income before income taxes and fixed charges by (ii) fixed charges. Fixed charges consist primarily of interest expense net of the effect of noninterest-bearing advances. In March 1987, TMCC guaranteed payments of principal and interest on $58 million principal amounts of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of June 30, 1998, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges. Effective June 17, 1998, TMCC has guaranteed payments of principal and interest on $40 million principal amount of flexible rate demand solid waste disposal revenue bonds issued by Putnam County, West Virginia, maturing in June 2028, issued in connection with the West Virginia manufacturing facility subsidiary of Toyota Motor Manufacturing, U.S.A., Inc., an affiliate of TMCC.

                              PLAN OF DISTRIBUTION

    TMCC may sell the Debt Securities through underwriters or agents or directly to purchasers. A Prospectus Supplement will set forth the names of such underwriters or agents, if any.

    The Debt Securities may be sold to underwriters for their own account and may be resold to the public from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. A Prospectus Supplement will set forth any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    The Debt Securities may be sold directly by TMCC, or through agents designated by TMCC from time to time. A Prospectus Supplement will set forth any commission payable by TMCC to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

    The net proceeds to TMCC from the sale of the Debt Securities will be the purchase price of the Debt Securities less any such discounts or commissions and the other attributable expenses of issuance and distribution.

    TMCC will agree to indemnify underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments underwriters or agents may be required to make in respect thereof.

                                 LEGAL MATTERS

    The validity of the Debt Securities offered hereby will be passed upon for TMCC by Alan Cohen, Esq., General Counsel of TMCC. Unless otherwise specified in an applicable Prospectus Supplement, O'Melveny & Myers LLP will act as counsel for the underwriters or agents, if any.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of TMCC for the year ended September 30, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the unaudited consolidated financial information of TMCC for the three-month periods ended December 31, 1997 and 1996, the three- and six-month periods ended March 31, 1998 and 1997, and the three- and nine-month periods ended June 30, 1998 and 1997, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated February 12, 1998, May 7, 1998 and August 13, 1998, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. PricewaterhouseCoopers LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been incorporated by reference. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of section 11 of the Securities Act for their reports on the unaudited consolidated financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of sections 7 and 11 of the Securities Act.

                            PRINCIPAL OFFICE OF TMCC
                        TOYOTA MOTOR CREDIT CORPORATION
                           19001 South Western Avenue
                           Torrance, California 90509

                                  UNDERWRITERS

  MORGAN STANLEY & CO. INTERNATIONAL LIMITED                 WARBURG DILLON READ,
               25 Cabot Square                               A DIVISION OF UBS AG
                 Canary Wharf                                 1 Finsbury Avenue
                London E14 4QA                                 London EC2M 2PG

           NOMURA INTERNATIONAL PLC                       SALOMON SMITH BARNEY INC.
                 Nomura House                        Seven World Trade Center, 32nd Floor
           1 St. Martin's le-Grand                         New York, New York 10048
               London ECIA 4NP

              BARCLAYS BANK PLC                            BEAR, STEARNS & CO. INC.
              5 North Colonnade                                245 Park Avenue
                 Canary Wharf                              New York, New York 10167
                London E14 4BB

 CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED                 GOLDMAN, SACHS & CO.
               One Cabot Square                                85 Broad Street
                 Canary Wharf                              New York, New York 10004
                London E14 4QJ

        BANQUE BRUXELLES LAMBERT S.A.                    J.P. MORGAN SECURITIES INC.
               24 avenue Marnix                           60 Wall Street, 13th Floor
           1000 Brussels (Belgium)                         New York, New York 10260

    LEHMAN BROTHERS INTERNATIONAL (EUROPE)               MERRILL LYNCH INTERNATIONAL
                One Broadgate                                  Ropemaker Place
               London EC2M 7HA                               25 Ropemaker Street
                                                               London EC2Y 9LY

                   PARIBAS
              10 Harewood Avenue
                London NW1 6AA

                                           TRUSTEE
                                   The Chase Manhattan Bank
                               450 West 33rd Street, 15th Floor
                                  New York, New York, 10001

           LUXEMBOURG PAYING AGENT                         LUXEMBOURG LISTING AGENT
     Chase Manhattan Bank Luxembourg S.A.             Banque Internationale a Luxembourg
                5 Rue Plaetis                                  69 Route d'esch
              L-2338, Luxembourg                              L-1470, Luxembourg

            LEGAL ADVISOR TO TMCC                     LEGAL ADVISORS TO THE UNDERWRITERS
             Alan F. Cohen, Esq.,                           O'Melveny & Myers LLP
               General Counsel                        400 South Hope Street, 15th Floor
       Toyota Motor Credit Corporation                  Los Angeles, California 90071
          19001 South Western Avenue
          Torrance, California 90509